EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made and entered into as of September 29, 2023 by and between GreenPower Motor Company, Inc., a Delaware corporation and GreenPower Motor Company Inc., a B.C. corporation (collectively the "Company"), and Brendan Riley (the "Executive").

RECITALS:

WHEREAS, the Company seeks to engage Executive as the President of the Company;

WHEREAS, the Executive and the Company each desire that the Executive provide services to the Company, and each desire to enter into this Agreement with respect to the Executive's employment, effective as of April 1, 2023 (the "Effective Date"), to provide compensation, severance, and other terms, on the terms and conditions set forth herein; and

WHEREAS, the Executive's execution of this Agreement is a material inducement for the Company to employ the Executive, and the Company's execution of this Agreement and the grant of equity awards are material inducements for the Executive to enter into this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. POSITION, DUTIES, AND LOCATION.

1.1 Position. During the Employment Term, the Executive shall serve as the President of the Company, reporting to the Chief Executive Officer ("CEO") of the Company. The Executive's job responsibilities include but are not limited to those set out in the attached Schedule. In addition, the Executive will have all authorities, duties and responsibilities as are customarily exercised by an individual serving in the Executive's position in a corporation of the size and nature of the Company, as well as those that are reasonably assigned by the CEO

1.2 Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO. Notwithstanding the foregoing, the Executive will be permitted, with the prior written consent of the CEO (which consent will not be unreasonably withheld or delayed) to act or serve as a director, trustee, or committee member of a reasonable number of business, civic, or charitable organizations as long as such activities are disclosed in writing to the Company and such activities do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder.

1.3 Place of Performance. The principal place of Executive's employment shall be the Company's offices in California and West Virginia, or a future principal office approved by the Board during the Employment Term. In addition, the Executive will be required to travel on Company business during the Employment Term.

2. TERM AND TERMINATION.

2.1 Term. The Executive's employment hereunder shall be effective as of the Effective Date and shall continue until the anniversary thereof, unless terminated earlier as provided below; provided, however, that on such anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date") this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of this Agreement at least 60 days' prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."

2.2 Termination. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided, however, that unless otherwise provided herein, either party shall be required to give the other party at least 60 days' advance written notice of any termination of the Executive's employment except in the case of termination by the Company for Cause. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in Sections 4, 5, and 6 below and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

3. COMPENSATION.

3.1 Base Salary. The Executive's base compensation will be USD $350,000 per year (the "Base Salary"). The Base Salary shall not be reduced during the term of this Agreement; provided, however, that the Base Salary may be reduced by the Board or as may be delegated to the Compensation Committee of the Board (references herein to the Compensation Committee shall include reference to the Board if no such Committee exists at any time) if necessary in connection with a one-time reduction as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance, in which case the Base Salary shall not be reduced by more than 10% without the Executive's prior approval (not to be unreasonably withheld). The Base Salary shall be paid in accordance with the Company's customary payroll practices and applicable wage payment laws.

3.2 Bonuses. Each fiscal year ending within the Employment Term (commencing with the year ending March 31, 2024), Executive will be eligible to receive a cash bonus ("Cash Bonus") as determined by the Compensation Committee based upon the level of achievement of performance goals established by the Compensation Committee and provided to the Executive in writing within ninety (90) days after the beginning of the fiscal year. The Bonus may vary from year to year and the previous year's performance in not indicative of the current year's performance rating. The Executive's target Cash Bonus would be 75% of the then current Base Salary with the potential to receive up to 100% of the then current Base Salary if the maximum level of the performance goals is achieved. With respect to each fiscal year ending within the Employment Term, the Compensation Committee will determine the amount of the Cash Bonus to be awarded within ninety (90) days after the end of the fiscal year to which the Cash Bonus relates. The Compensation Committee has the sole and absolute discretion whether to award a Cash Bonus each year. If the Compensation Committee awards a Cash Bonus, it will direct the Company to pay the awarded Cash Bonus at the next payroll to occur following such determination. To be eligible to receive a Cash Bonus for a particular year, the Executive must be employed by the Company on the payroll date that the Cash Bonus is paid, except that in the case of the Executive's death or Permanent Disability prior to such payroll date, the Executive only must be employed by the Company as of the last day of the particular year.

3.3 Equity Awards.

(a) Long Term Incentive Plan. The Executive will be eligible for a stock option grant under the Company's 2023 Stock Incentive Plan, which shall be subject to the vesting terms, exercise price and term as approved by the Board of Directors and regulatory authority.

(b) Equity Plan Terms. Terms and conditions of all equity incentive grants, including those described above, will be in accordance with the terms of the Company's equity-based incentive plan in effect at the time of each such grant.

3.4 Vacation and Benefits. The Executive is entitled to four (4) weeks of vacation, which will accrue on a pro-rata basis during the employment year, in addition to all public holidays when the office is closed. The Executive will schedule vacation at times that don't conflict with filing deadlines or commitments. Unused vacation may be carried over one year to be used but not paid. The Executive will be eligible to participate in all employee benefit plans established by the Company for its employees from time to time, subject to general eligibility and participation provisions set forth in such plans. In accordance with Company policies from time to time and subject to proper documentation, the Company will reimburse the Executive for all reasonable and proper travel and business expenses incurred by the Executive in the performance of his duties. The Executive will be covered by the Company's directors' and officers' insurance policy, or an equivalent thereto (the "D & O Insurance Policy"), at the Company's cost. In the event that the Executive is terminated then the Company's D&O Insurance Policy will provide D&O coverage with substantially the same terms for not less that 24 months following the Executive's termination to protect the Executive for any actions that occurred on or before the Termination date.

3.5 Company's Right to Recoup. Any incentive compensation (whether in the form of cash bonus, equity, or otherwise) payable under this Agreement or otherwise are subject to recoupment in the event of a financial restatement of the Company's financial statements due to nonconformance with accounting principles generally accepted in the United States or under applicable law or a material misstatement of any other metric material to the Company's performance, such as safety statistics, which, if initially reported properly, would have resulted in a lower amount of incentive compensation, regardless of form. The Company will make any determination for claw back or recoupment consistent with this Section 3.5 and the applicable claw back policy of the Company in good faith. The action permitted to be taken by the Company under this Section 3.5 shall be in addition to, and not in lieu of, any and all other rights of the Company under applicable law and shall apply notwithstanding anything to the contrary contained herein.

4. EFFECT OF TERMINATION GENERALLY. If the Executive's employment with the Company terminates for any reason other than Termination Upon Change of Control or Involuntary Termination, then the Executive shall be entitled to the benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1 Accrued Salary, Vacation and Other Obligations and Benefits. To the extent required by law, all salary, accrued vacation, and any other amount earned, accrued or owing to Executive but not yet paid through the Termination Date shall be paid to Executive as soon as is administratively practicable following such Termination Date in accordance with the Company's customary payroll procedures. The Executive shall also be entitled to benefits, if any, in accordance with applicable plans, programs and arrangements of the Company and its affiliates.

4.2 Accrued Bonus Payment. The Executive's estate in the event of the Executive's death shall receive a lump sum payment of any earned Cash Bonus to the extent that all the conditions for payment of such bonus have been satisfied and any such bonus was granted and is unpaid on the Termination Date. Such payment shall be made as soon as is administratively practicable following such Termination Date in accordance with the Company's customary payroll procedures.

4.3 Expense Reimbursement. As soon as administratively practicable following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive or Executive's estate for all reasonable expenses incurred by the Executive, consistent with the Company's expense reimbursement policies, in connection with the business of the Company prior to the Termination Date.

5. TERMINATION UPON CHANGE OF CONTROL. Subject to Section 7, if the Executive's employment with the Company terminates by reason of a Termination Upon Change of Control, then the Executive shall be entitled to the benefits described in Sections 4.1 and 4.3 above and in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates:

5.1 Severance Payment. In the event of the Executive's Termination Upon Change of Control, the Executive shall be entitled to receive an amount equal to 1.33 (16 months) times the aggregate of (a) the Executive's Base Salary and (b) the target Cash Bonus then in effect for the Executive for the fiscal year in which such termination occurs, which shall be paid in a lump sum payable within thirty (30) days following the Termination Date. In addition to the foregoing severance payment, in the event of the Executive's Termination Upon Change of Control, the Executive shall be entitled to receive, within thirty (30) days following the Termination Date, a lump sum payment equal to the aggregate of the following: (x) if the Executive's Termination Upon Change of Control occurs before March 31, an amount equal to the Cash Bonus earned, but unpaid, with respect to the previous fiscal year based on the Board's good faith determination of the level of attainment of the performance metrics for such previous year; and (y) if the Executive's Termination Upon Change of Control occurs after June 30, an amount equal to the target Cash Bonus then in effect for the Executive for the fiscal year in which such termination occurs prorated to reflect the number of days the Executive was employed with the Company during such fiscal year.

5.2 Equity Compensation Acceleration. Upon the Executive's Termination Upon Change of Control, (a) the vesting and exercisability of all then outstanding stock options, restricted stock, and other equity awards that are subject to time-based vesting and granted to the Executive under any Company Plans shall be accelerated as to 100% of the shares subject to any such equity awards granted to the Executive, and (b) any outstanding equity awards that vest based on the attainment of performance goals shall vest for the then-current fiscal year on a prorated basis based on the then level of attainment of the performance metrics determined in good faith by the Compensation Committee.

5.3 Healthcare and Life Insurance Premiums. Upon the Executive's Termination Upon Change of Control, the Company shall pay to the Executive a one-time, lump sum payment of $10,000 to provide for the Executive's continued healthcare and life insurance coverage, although there is no obligation that such payment be used for such coverages.

5.4 Indemnification. In the event of the Executive's Termination Upon Change of Control, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the termination of the Executive's employment to the fullest extent permitted by law, and (b) Executive's coverage by the D & O Insurance Policy in effect immediately before the Change in Control shall be continued by the Company or its Successor under a D & O Insurance Policy with substantially the same terms for not less than 24 months following the Executive's Termination Upon Change in Control.

5.5 No Mitigation; No Offset. In the event of the Executive's Termination Upon Change of Control, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration or other benefit earned or received by the Executive after such termination.

6. INVOLUNTARY TERMINATION. If the Executive's employment with the Company terminates by reason of an Involuntary Termination, then the Executive shall be entitled to the benefits described in Sections 4.1 and 4.3 above and in this Section 6 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

6.1 Severance Payment. In the event of the Executive's Involuntary Termination, the Executive shall be entitled to receive an amount equal to the aggregate of (a) Two-Thirds (eight months) of the Executive's Base Salary and (b) Two-thirds of the target Cash Bonus then in effect for the Executive for the year in which such termination occurs, which shall be paid in a lump sum payable within thirty (30) days following the Termination Date. In addition to the foregoing severance payment, in the event of the Executive's Involuntary Termination, the Executive shall be entitled to receive, within thirty (30) days following the Termination Date, a lump sum payment equal to the aggregate of the following: (x) if the Executive's Involuntary Termination occurs before March 31, an amount equal to the Cash Bonus earned, but unpaid, with respect to the previous fiscal year based on the Board's good faith determination of the level of attainment of the performance metrics for such previous fiscal year; and (y) if the Executive's Involuntary Termination occurs after June 30, an amount equal to the target Cash Bonus then in effect for the Executive for the year in which such termination occurs prorated to reflect the number of days the Executive was employed with the Company during such year.

6.2 Equity Compensation Acceleration. Upon the Executive's Involuntary Termination, with respect to all equity awards (including, without limitation, stock options, stock appreciation rights, restricted stock and restricted stock units) granted to the Executive under any Company Plans, (a) the vesting of any outstanding stock option shall be accelerated with respect to the number of shares that would have vested if the Executive's employment with the Company had continued and ended on the twelve (12) month anniversary following the Termination Date, and each such stock option (including already vested stock options) will remain exercisable until the twelve (12) month anniversary following the Termination Date or, if earlier, the expiration date of such award, (b) the vesting of any other outstanding equity award (if any) not yet vested shall be accelerated with respect to the number of shares that would have vested if Executive's employment with the Company had continued and ended on the twelve (12) month anniversary following the Termination Date, and (c) any outstanding equity awards that vest based on the attainment of performance goals shall vest for the then-current fiscal year on a prorated basis based on the then level of attainment of the performance metrics determined in good faith by the Compensation Committee.

6.3 Healthcare and Life Insurance Premiums. Upon the Executive's Involuntary Termination, the Company shall pay to the Executive a one-time, lump sum payment of $5,000 to provide for the Executive's continued healthcare and life insurance coverage, although there is no obligation that such payment be used for such coverages.

6.4 Indemnification. In the event of the Executive's Involuntary Termination, (a) the

Company shall continue to indemnify the Executive against all claims related to actions arising prior to the Termination Date to the fullest extent permitted by law, and (b) Executive's coverage by the Company's D & O Insurance Policy in effect immediately before the Termination Date shall be continued by the Company under a D & O Insurance Policy with substantially the same terms for not less than 24 months following the Executive's Involuntary Termination.

6.5 No Mitigation; No Offset. In the event of the Executive's Involuntary Termination, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration or other benefit earned or received by the Executive after such termination.

7. DEFINITIONS.

7.1 Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 8, unless the context clearly requires a different meaning.

7.2 "Cause" means:

(a) the Executive substantially failed to perform his duties or to follow the lawful written directions of the Board (other than any such failure resulting from incapacity due to physical or mental illness);

(b) the Executive engaged in willful misconduct or incompetence that is materially detrimental to the Company or any of its affiliates;

(c) the Executive failed to comply with the provisions of Section 10, the Company's insider trading policy if any, or any other policies of the Company where noncompliance would be materially detrimental to the Company or any of its affiliates; or

(d) the Executive's conviction of or plea of guilty or nolo contendere to a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses), or the Executive's commission of any embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company or any of its affiliates.

With respect to Causes described in Subsections (a), (b) and (c) above, no termination by reason of such Cause shall occur unless the Executive (i) has been provided with notice of the Company's intention to terminate the Executive for such Cause and the Company's reason(s), and (ii) has failed to cure or correct such failure, misconduct, incompetency or non-compliance within thirty (30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such failure, misconduct, incompetency or non-compliance is of a nature that it is unable to be cured or corrected.

7.3 "Change of Control" means:

(a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company's outstanding securities;

(b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, more than fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(c) the sale or disposition of all or substantially all of the Company's assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company).

7.4 "Code" means the Internal Revenue Code of 1986, as amended.

7.5 "Company" means GreenPower Motor Company Inc. or GreenPower Motor Company, Inc. and, following a Change of Control, any Successor.

7.6 "Involuntary Termination" means:

(a) any termination of the employment of the Executive by the Company without Cause or on account of the Company's failure to renew this Agreement in accordance with Section 2.1; or

(b) any resignation by the Executive for Good Reason where such resignation occurs within thirty (30) days following the Company's failure to remedy the condition(s) constituting Good Reason. Notwithstanding the foregoing, the term "Involuntary Termination" shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; (4) that is a "Termination Upon Change of Control"; (5) where the Executive quits or retires; or (6) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.

7.7 "Good Reason" means the occurrence of any of the following conditions, without the Executive's consent:

(a) A reduction in the Executive's Base Salary or target Cash Bonus opportunity as a percentage of Base Salary; provided, however, that this Subsection (a) shall not apply in the event of a one-time reduction in the Executive's Base Salary or target Cash Bonus opportunity as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance in accordance with Section 3.1.

(b) A material breach of this Agreement by the Company including, in the event of a Change of Control, the failure of any Successor to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no succession had taken place, except where such assumption occurs by operation of law.

(c) A material, adverse change in the Executive's authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law), taking into account the Company's size, status as a public company. For the purpose of this clause, any change in the Executive's title without the Executive's prior written consent shall be deemed a material adverse change.

(d) A change in the Executive's principal place of employment as set forth in Section 1.3 or, if his principal place of employment shall have been changed with his express or implied consent, a change to a principal place of employment other than such consented place, other than a change directed by the Executive.

Within ninety (90) days of the occurrence of any of the foregoing conditions, the Executive must notify the Company of the specific condition(s) that form the basis for Executive's belief that Executive is entitled to terminate employment for Good Reason. The Company shall have an opportunity to remedy the foregoing condition(s) within thirty (30) days of its receipt of such notice.

7.8 "Permanent Disability" means that:

(a) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive's duties;

(b) such total incapacity shall have continued for a period of six consecutive months; and

(c) such incapacity will, in the opinion of a qualified physician selected by the Company, be permanent and continuous during the remainder of the Executive's life.

7.10 "Successor" means any successor in interest to, or assignee of, all or substantially all of the business and assets of the Company.

7.11 "Termination Date" means the date of the termination of the Executive's employment with the Company.

7.12 "Termination Upon Change of Control" means:

(a) any termination of the employment of the Executive by the Company without Cause, including expiration of the Employment Term in accordance with Section 2.1 as a result of the Company's election not to renew the Employment Term, which termination of employment occurs during the period commencing on date of a Change of Control and ending on the date that is eighteen (18) months following the Change of Control; or

(b) any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on the date of a Change of Control and ending on the date that is eighteen (18) months following the Change of Control, and (ii) such resignation occurs at or after such Change of Control and in any event within six (6) months following the occurrence of such Good Reason. Notwithstanding the foregoing, if the Executive's employment with the Company is terminated without Cause or for Good Reason during the six-month period prior to the Change of Control, then for purposes of this Agreement the Executive will be deemed to have experienced a Termination Upon Change of Control.

For greater certainty, the term "Termination Upon Change of Control" shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.

8. EXCLUSIVE REMEDY.

8.1 No Other Benefits Payable. The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any termination with respect to which the payments and benefits described in this Agreement have been provided to the Executive, except as expressly set forth in this Agreement.

8.2 Release of Claims. The payments and other benefits provided in Sections 5 and 6 of this Agreement upon termination of the Executive's employment are conditioned upon the delivery by the Executive to the Company of a signed and effective general release of claims in a form provided by the Company and such release becoming effective within thirty (30) days following the Termination Date; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or as otherwise provided under this Agreement.

8.3 Non-duplication of Benefits. The payments and benefits provided under this Agreement are intended to replace payments and benefits under any other written agreement with the Company and/or another plan or policy of the Company in their entirety and, accordingly, as between this Agreement and those other agreements, plans or policies, there shall be no duplication of payments or benefits. If the Executive has any other binding written agreement with the Company which provides that, upon a Change of Control, Termination Upon a Change of Control or Involuntary Termination, the Executive shall receive termination, severance or similar payments or benefits, then no benefits shall be received by Executive under this Agreement unless, prior to making the payment or providing the benefits under this Agreement, the Executive waives Executive's rights to all such other payments and benefits, in which case this Agreement shall supersede any such written agreement with respect to such other benefits.

9. COOPERATION. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation or assistance in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with any claims arising out of the Executive's employment with the Company including preparing for and providing truthful testimony; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and assistance and, the Company shall compensate the Executive at an hourly rate to be agreed upon by the parties, not to exceed two times on the Executive's Base Salary on the Termination Date.

10. NON-COMPETE; PROPRIETARY AND CONFIDENTIAL INFORMATION. During the Employment Term and for a period of twenty-four (24) months following any termination of employment, the Executive shall not divulge, publish or otherwise reveal, either directly or through another person to any person, firm or corporation any information concerning proprietary or confidential information belonging to the Company, or directly or indirectly compete with the business of the Company. The Executive agrees not to circumvent the company in any of its business dealing or transaction or to approach, contact, solicit, negotiate or discuss any business pertaining to the Company.

11. ARBITRATION.

11.1 Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement, any other agreement between the Executive and the Company or any of its affiliates, or the Executive's employment with the Company or the termination thereof (other than claims relating to misuse or misappropriation of the intellectual property of the Company or its affiliates), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted to binding arbitration by a sole arbitrator under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association and this Section 11; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company or the Executive from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property or violation by the Executive of any non- competition agreement or other restrictive covenant in favor of the Company. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

11.2 Costs of Arbitration. Each party shall be responsible for its own costs and expenses, including, without limitation, attorneys' fees. The Arbitrator may determine to make an award of fees and/or costs to either party. Except as otherwise so awarded, the parties will share equally the fees of the American Arbitration Association and the arbitrator.

11.3 Site of Arbitration. The site of the arbitration proceeding shall be in Los Angeles, California.

12. NOTICES. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows: (a) if to the Company, attention: Chief Financial Officer and General Counsel, at the Company's offices at Suite 240 - 209 Carrall Street, Vancouver, B.C. Canada V6B 1A7 and, (b) if to the Executive, at the Executive's principal residence as it appears in the Company's records. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

13. MISCELLANEOUS PROVISIONS.

13.1 Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement is personal to the Executive and shall not be assigned by the Executive, except that in the event of the Executive's death or Permanent Disability the post-termination benefits of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

13.2 Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. To be effective, any waiver must be set forth in a writing signed by the waiving party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

13.3 Withholding Taxes. All payments made or benefits provided under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

13.4 Severability. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

13.5 Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder, and without reference to principles of conflict of laws.

13.6 Exemption from, or Compliance with, Code Section 409A. The payments to be made and the benefits to be provided under this Agreement are intended to be either exempt from, or compliant with, the requirements of Code Section 409A, and this Agreement shall be construed and administered in accordance with such intent and in accordance with this Section 14.6. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with the requirements of Code Section 409A or an applicable exemption thereto. Any payments under this Agreement that may be exempt from Code Section 409A either as separation pay due to the Executive's involuntary separation from service or as a short-term deferral shall be treated as exempt from Code Section 409A under this Agreement to the maximum extent possible. Each installment payment provided hereunder that is subject to the requirements of Code Section 409A shall be treated as a separate payment for purposes of Code Section 409A. Any payments to be made under this Agreement in connection with Executive's termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or comply with, Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of noncompliance with Code Section 409A. To the extent any payments or benefits to which the Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee's termination of employment with the Company constitute nonqualified deferred compensation subject to the requirements of Code Section 409A, and the Executive is determined, at the time of such termination of employment, to be a "specified employee" under Code Section 409A, then such payments shall not be made or benefits commenced until the earliest of (i) the first payroll date to occur following the six (6)- month anniversary of such termination of employment; or (ii) the first payroll date to occur following the date of the Executive's death following such termination of employment. Upon the expiration of the applicable suspension period, the aggregate amount of any payments and benefits which would have otherwise been made or provided during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive (or Executive's estate in the case of his death) in one lump sum without interest, and thereafter any remaining payments or benefits shall be paid or provided without suspension in accordance with their original schedule.

To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each fiscal year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the fiscal year following the fiscal year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

13.7 Entire Agreement. This Agreement, together with any other agreements between the Executive and the Company, including the restricted stock award agreements and stock option award agreements with respect to the equity awards, contains the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior agreements, including understandings, term sheets, discussions, negotiations and undertakings, whether written or oral, between them relating to the subject matter of this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its affiliates, the provisions of this Agreement shall control.

13.8 Surviving Terms. Except as otherwise set forth in this Agreement, to the extent necessary to carry out the intentions of the parties hereunder the respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

/s/ Brendan Riley
Brendan Riley

GreenPower Motor Company, Inc.

By; /s/ Fraser Atkinson
Name: Fraser Atkinson
Title: CEO

GreenPower Motor Company Inc.

By: /s/ Fraser Atkinson
Name: Fraser Atkinson
Title: CEO and Chairman

Schedule - President duties

  Providing long-term planning and high-level strategies for the Company
  Managing the sales team, sales goals/targets, customer relationships as well as the various levels of government funding available for the sale of the Company's vehicles
  Managing the engineering, production, supply chain, processes, quality control, and that the Company's vehicles meet the required standards and certifications
  Analyzing Company contracts with vendors and customers to ensure the information is correct and to avoid any liabilities
  Developing and updating Company procedures and policies as required
  Reviewing financial reports and budgets to ensure the Company is on track with sales and production activities
  Analyzing potential investments, alliances, mergers or partnership opportunities with other companies or individuals to further the Company's business
  Regular reporting of activities and providing accurate updates.